Exhibit 5.1

January 14, 2011

Board of Directors
F & M Bank Corp.
P.O. Box 1111
Timberville, Virginia 22853

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to F & M Bank Corp., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (Commission File No. 333-171343) (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $5.00 per share (the “Common Stock”) of the Company (the “Rights Offering”).  Pursuant to the Rights Offering, up to 768,695 shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Shares”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as your counsel in connection with the Rights Offering and as a basis for the opinion hereinafter expressed, we have examined (i) the Registration Statement, (ii) certificates of public officials and of representatives of the Company and (iii) such corporate proceedings, records and documents as considered necessary for the purposes of this opinion.  We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform to the originals thereof, (iv) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer, issuance and sale of the securities thereunder) and (v) the Prospectus and any prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in the manner described in the Registration Statement against payment therefor, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to the application of the law of the Commonwealth of Virginia and applicable federal law, in each case as in effect on the date hereof.  Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                          /s/ Williams Mullen

A Professional Corporation
North Carolina    •    Virginia    •    Washington, D.C.    •     London
200 South 10th Street, Suite 1600 (23219)   P.O. Box 1320   Richmond, VA 23218-1320   Tel: 804.420.6000   Fax: 804.420.6507
www.williamsmullen.com